Exhibit 10.3

TECO ENERGY, INC.

2004 EQUITY INCENTIVE PLAN

Performance Shares Agreement

TECO Energy, Inc. (the “Company”) and                                          (the “Grantee”) have entered into this Performance Shares Agreement (the “Agreement”) dated April 29, 2009 under the Company’s 2004 Equity Incentive Plan (the “Plan”). Capitalized terms not otherwise defined herein have the meanings given to them in the Plan.

1. Grant of Performance Shares. Pursuant to the Plan and subject to the terms and conditions set forth in this Agreement, the Company hereby grants, issues and delivers to the Grantee                      shares (“Number of Restricted Performance Shares”) of its Common Stock (the “Restricted Performance Shares”) as of the date of this Agreement and the Company will grant, issue and deliver to the Grantee the Performance Reward Percentage multiplied times                      shares (“Number of Additional Performance Shares”) of its Common Stock (the “Additional Performance Shares”) no later than 30 days after the end of the Performance Period.

The “Performance Period” is the period beginning April 1, 2009 and ending on the date determined under Section 3.

“Total Shareholder Return” is the amount obtained by dividing (1) the sum of (a) the amount of dividends with respect to the Performance Period, assuming dividend reinvestment, and (b) the difference between the share price at the end and beginning of the Performance Period, by (2) the closing share price at the beginning of the Performance Period, with the share price in each case being determined by using the average closing price during the 20 trading days preceding (and inclusive of) the date of determination. The share price shall be equitably adjusted for stock splits and other similar corporate actions affecting the stock. When the Performance Period ends after a Change in Control, as defined in Section 3(f), the Total Shareholder Return shall be calculated as set forth in the preceding sentence, except that the share price used at the end of the Performance Period shall be determined by using the average closing price of the Company’s stock during the 20 trading days preceding (and exclusive of) the date of the Change in Control.

The “Performance Measurement” is a measurement of the relative performance of the Company’s Common Stock calculated by assuming the Company was included in the group of companies identified as the Dow Jones electricity group and multiutility group, or the successors to those two groups as may be determined by the Committee (such groups being collectively defined herein as the “Peer Group”) and then ordering the Peer Group (as constituted at the end of the Performance Period) by Total Shareholder Return from highest to lowest.

The “Performance Reward Percentage” is the percentage shown in column B corresponding to the Performance Measurement in column A, with interpolation of the percentages in column B in proportion to the corresponding placement in column A. The

Performance Reward Percentage for Restricted Performance Shares shall not exceed 100%, and the Performance Reward Percentage for Additional Performance Shares shall be the amount, if any, in excess of 100%.

A Performance Measurement	B Performance Reward Percentage
Bottom 25% of the Peer Group	0%
25th Percentile of the Peer Group	25%
Equal to the median of the Peer Group	100%
Top 10% of the Peer Group	150%

2. Restrictions on Restricted Performance Shares. Until the restrictions terminate under Section 3, unless otherwise determined by the Committee:

(a) the Restricted Performance Shares may not be sold, assigned, pledged or transferred by the Grantee; and

(b) all Restricted Performance Shares will be forfeited and returned to the Company and the Grantee will cease to have any right to receive any additional Performance Shares, if the Grantee ceases to be an employee of the Company or any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee (an “Affiliate”).

3. End of Performance Period and Termination of Restrictions. The Performance Period will end, the restrictions will terminate with respect to the Number of Restricted Performance Shares multiplied times the Performance Reward Percentage up to and including 100% (the “Vested Shares”), any Restricted Performance Shares that are not Vested Shares will be forfeited and returned to the Company (the “Forfeited Shares”), and the Grantee will cease to have any right to receive any Additional Performance Shares in excess of the Vested Shares, on the earliest to occur of the events specified in Subsections (a) through (f) below. Provided, however, that (i) if any such event occurs on a date that would cause the Performance Period to be shorter than four times as long as the period between the beginning of the Performance Period and the date of this Agreement, then the Performance Period will end on the first date after that period of time has elapsed; and (ii) when the Performance Period ends pursuant to Section 3(a), or when otherwise required by Section 162(m) of the Internal Revenue Code, (a) the Committee shall promptly certify the Performance Measurement and (b) the Additional Performance Shares (if any) shall be issued, and the restrictions on the Vested Shares shall be terminated and/or the Forfeited Shares shall be forfeited, as applicable, on the date of that certification.

(a) March 31, 2012;

(b) the termination of Grantee’s employment with the Company or any Affiliate because of a disability that would entitle the Grantee to benefits under the long-term disability benefits program of the Company for which the Grantee is eligible, as determined by the Committee;

(c) the termination by the Company or any Affiliate of Grantee’s employment other than for Cause. “Cause” means (i) the willful and continued failure by Grantee to substantially perform Grantee’s duties with the Company (other than any such failure resulting from Grantee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by Grantee for Good Reason, each as defined in Section 3(f)) after a written demand for substantial performance is delivered to Grantee by the Board, which demand specifically identifies the manner in which the Board believes that Grantee has not substantially performed Grantee’s duties, or (ii) the willful engaging by Grantee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on Grantee’s part shall be deemed “willful” unless done, or omitted to be done, by Grantee not in good faith and without reasonable belief that Grantee’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, Grantee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Grantee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters ( 3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Grantee and an opportunity for Grantee, together with Grantee’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board Grantee were guilty of conduct set forth above in this Subsection and specifying the particulars thereof in detail;

(d) the Grantee’s retirement from the Company or an Affiliate at or after attainment of the age that is three years before the Grantee’s Social Security Normal Retirement Age, or any earlier date that the Committee determines will constitute a normal retirement for purposes of this Agreement;

(e) the Grantee’s death; or

(f) the termination of Grantee’s employment other than by the Company for Cause or by Grantee without Good Reason within 24 months following a Change in Control, or prior to a Change in Control under circumstances described in the next sentence. For purposes of this Agreement, Grantee’s employment shall be deemed to have been terminated following a Change in Control of the Company by the Company without Cause or by Grantee with Good Reason, if (i) Grantee’s employment is terminated by the Company without Cause prior to a Change in Control of the Company (whether or not such a Change in Control ever occurs) and such termination was at the request or direction of a “person” (as defined below) who has entered into an agreement with the Company the consummation of which would constitute a Change in Control of the Company, (ii) Grantee terminates Grantee’s employment for Good Reason prior to a Change in Control of the Company (whether or not such a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such person, or (iii) Grantee’s employment is terminated by the Company without Cause or by

Grantee for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control of the Company (whether or not such a Change in Control ever occurs).

(i) A “Change in Control” means a Change in Control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is in fact required to comply therewith; provided, that, without limitation, such a Change in Control shall be deemed to have occurred if:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(b) the following individuals cease to constitute a majority of the number of directors then serving: individuals who on the date hereof constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the shareholders of the Company was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors on the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation resulting in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires 30% or more of the combined voting power of the Company’s then outstanding securities; or

(d) the shareholders of the Company approve a plan of complete liquidation of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets.

(ii) “Good Reason” for termination by Grantee of Grantee’s employment shall mean the occurrence (without Grantee’s express written consent) after any Change in

Control of the Company, or prior to a Change in Control of the Company under the circumstances described in the second sentence of Section 3(f) hereof (treating all references in paragraphs (a) through (h) below to a “Change in Control of the Company” as references to a “potential Change in Control of the Company”), of any one of the following acts by the Company, or failures by the Company to act:

(a) the assignment to Grantee of any duties inconsistent (except in the nature of a promotion) with the position in the Company that Grantee held immediately prior to the Change in Control of the Company or a substantial adverse alteration in the nature or status of Grantee’s position or responsibilities or the conditions of Grantee’s employment from those in effect immediately prior to the Change in Control of the Company;

(b) a reduction by the Company in Grantee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(c) the Company’s requiring Grantee to be based more than fifty (50) miles from the Company’s offices at which Grantee were principally employed immediately prior to the date of the Change in Control of the Company except for required travel on the Company’s business to an extent substantially consistent with Grantee’s present business travel obligations;

(d) the failure by the Company to pay to Grantee any portion of Grantee’s current compensation or compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(e) the failure by the Company to continue in effect any material compensation or benefit plan in which Grantee participate immediately prior to the Change in Control of the Company unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Grantee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Grantee’s participation relative to other participants, than existed at the time of the Change in Control;

(f) the failure by the Company to continue to provide Grantee with benefits substantially similar to those enjoyed by Grantee under any of the Company’s pension, life insurance, medical, health and accident, or disability plans in which Grantee were participating at the time of the Change in Control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Grantee of any material fringe benefit enjoyed by Grantee at the time of the Change in Control of the Company, or the failure by the Company to provide Grantee with the number of paid vacation days to which Grantee are entitled on the basis of Grantee’s years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control of the Company;

(g) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; or

(h) any purported termination of Grantee’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (iv) below (and, if applicable, the requirements of Subsection 3(c) above), which purported termination shall not be effective for purposes of this Agreement.

Your right to terminate Grantee’s employment pursuant to this Subsection shall not be affected by Grantee’s incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(iii) A “potential Change in Control of the Company” shall be deemed to have occurred if:

(a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company;

(b) any person (as hereinabove defined), including the Company, publicly announces an intention to take or consider taking actions which if consummated would constitute a Change in Control of the Company;

(c) any person (as hereinabove defined), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (i) is or becomes the beneficial owner, (ii) discloses directly or indirectly to the Company or publicly a plan or intention to become the beneficial owner, or (iii) makes a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to securities to become the beneficial owner, directly or indirectly, of securities representing 9.9% or more of the combined voting power of the outstanding voting securities of the Company; or

(d) the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential Change in Control of the Company has occurred.

(iv) A “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Grantee’s employment under the provision so indicated.

4. Rights as Shareholder. Subject to the restrictions and other limitations and conditions provided in this Agreement, the Grantee as owner of the Restricted Performance Shares will have all the rights of a shareholder, including but not limited to the right to receive all dividends paid on, and the right to vote, the Restricted Performance Shares.

5. Stock Certificates. The Restricted Performance Shares will be registered in the name of the Grantee and held by the Company’s transfer agent in uncertificated form in a restricted account, or a certificate will be issued for shares of Restricted Performance Shares and will be registered in the name of the Grantee and deposited by the Grantee with the Company and will bear a legend in substantially the following form:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS, CONDITIONS AND RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER AND FORFEITURE PROVISIONS) CONTAINED IN AN AGREEMENT BETWEEN THE REGISTERED OWNER AND TECO ENERGY, INC. A COPY OF SUCH AGREEMENT WILL BE FURNISHED TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE.

Upon the termination of the restrictions imposed under this Agreement as to any shares of Restricted Performance Shares held in uncertificated form by the Company’s transfer agent or deposited with the Company hereunder under conditions that do not result in the forfeiture of those shares, the Company will transfer the unrestricted shares electronically to Grantee’s brokerage account or will return to the Grantee (or to such Grantee’s legal representative, beneficiary or heir) certificates, without the above legend, for such shares.

6. Adjustment of Terms. In the event of corporate transactions affecting the Company’s outstanding Common Stock, the Committee will equitably adjust the number and kind of Additional Performance Shares subject to this Agreement to the extent provided by the Plan.

7. Notice of Election Under Section 83(b). If the Grantee makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to Restricted Performance Shares, he or she will provide a copy thereof to the Company within 30 days of the filing of such election with the Internal Revenue Service.

8. Withholding Taxes. The Grantee will pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of the Restricted Performance Shares and Additional Performance Shares no later than the date of the event creating the tax liability. Such tax obligations may be paid in whole or in part in shares of Common Stock, including the Restricted Performance Shares and the Additional Performance Shares, valued at fair market value on the date of delivery (which is defined as the closing price on the New York Stock Exchange on the previous trading day). The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Grantee.

9. The Committee. Any determination by the Committee under, or interpretation of the terms of, this Agreement or the Plan will be final and binding on the Grantee.

10. Limitation of Rights. The Grantee will have no right to continued employment by virtue of this Agreement.

11. Amendment. The Company may amend, modify or terminate this Agreement, including substituting another Award of the same or a different type and changing the date of realization, provided that the Grantee’s consent to such action will be required unless the action, taking into account any related action, would not adversely affect the Grantee, and further provided that in no event shall the Agreement be amended in any manner that would cause the Restricted Performance Shares upon termination of the restrictions or any Additional Performance Shares upon grant to fail to qualify as excluded from the calculation of Internal Revenue Code Section 162(m) covered compensation.

12. Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of Florida.

TECO ENERGY, INC.

By:
C.E. Childress
Chief Human Resources Officer